Exhibit 4.1

Execution Version

CONN-SELMER, INC.

and

STEINWAY, INC.,

as Borrowers

LOAN AND SECURITY AGREEMENT

Dated as of October 5, 2010

$100,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Sole Bookrunner, Co-Lead Arranger and Co-Syndication Agent

HARRIS N.A.,

as Documentation Agent

BMO CAPITAL MARKETS,

as Co-Lead Arranger

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Lead Arranger and Co-Syndication Agent

7.6.	Further Assurances	49
Section 8.	COLLATERAL ADMINISTRATION	49
8.1.	Borrowing Base Certificates	49
8.2.	Administration of Accounts	49
8.3.	Administration of Inventory	50
8.4.	Administration of Equipment	51
8.5.	Administration of Deposit Accounts	51
8.6.	General Provisions	51
8.7.	Power of Attorney	52
Section 9.	REPRESENTATIONS AND WARRANTIES	53
9.1.	General Representations and Warranties	53
9.2.	Complete Disclosure	58
Section 10.	COVENANTS AND CONTINUING AGREEMENTS	58
10.1.	Affirmative Covenants	58
10.2.	Negative Covenants	61
10.3.	Fixed Charge Coverage Ratio	64
Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	64
11.1.	Events of Default	64
11.2.	Remedies upon Default	65
11.3.	License	66
11.4.	Setoff	66
11.5.	Remedies Cumulative; No Waiver	66
Section 12.	AGENT	67
12.1.	Appointment, Authority and Duties of Agent	67
12.2.	Agreements Regarding Collateral and Field Examination Reports	68
12.3.	Reliance By Agent	68
12.4.	Action Upon Default	68
12.5.	Ratable Sharing	69
12.6.	Indemnification of Agent Indemnitees	69
12.7.	Limitation on Responsibilities of Agent	69
12.8.	Successor Agent and Co-Agents	69
12.9.	Due Diligence and Non-Reliance	70
12.10.	Replacement of Certain Lenders; Administrative Agent	70
12.11.	Remittance of Payments and Collections	71
12.12.	Agent in its Individual Capacity	71
12.13.	Agent Titles	72
12.14.	No Third Party Beneficiaries	72
Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	72
13.1.	Successors and Assigns	72
13.2.	Participations	72
13.3.	Assignments	73
Section 14.	MISCELLANEOUS	74
14.1.	Consents, Amendments and Waivers	74
14.2.	Indemnity	74
14.3.	Notices and Communications	75
14.4.	Performance of Borrowers’ Obligations	75
14.5.	Credit Inquiries	75
14.6.	Severability	76
14.7.	Cumulative Effect; Conflict of Terms	76
14.8.	Counterparts	76
14.9.	Entire Agreement	76
14.10.	Relationship with Lenders	76

ii

14.11.	No Advisory or Fiduciary Responsibility	76
14.12.	Confidentiality	76
14.13.	Certifications Regarding Indentures	77
14.14.	GOVERNING LAW	77
14.15.	Consent to Forum	77
14.16.	Waivers by Borrowers	77
14.17.	Patriot Act Notice	78

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Assignment and Assumption
Exhibit C	Assignment Notice

Schedule C-1	Commitments of Lenders
Schedule E-1	Ineligible Assignees
Schedule P-1	Existing Liens
Schedule 7.3	Permitted Property Transfers
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.17	Existing Affiliate Transactions

iii

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of October 5, 2010, among CONN-SELMER, INC., a Delaware corporation (“Conn-Selmer”), and STEINWAY, INC., a Delaware corporation (“Steinway” and together with Conn-Selmer, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise.  Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1.        DEFINITIONS; RULES OF CONSTRUCTION

1.1.         Definitions.  As used herein, the following terms have the meanings set forth below:

Account: all of the accounts, contract rights, instruments, documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to an Obligor, arising out of or in connection with the sale or lease of Inventory or the rendition of services.

Account Debtor: the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both or with respect to any contract or other arrangement with an Obligor pursuant to which such Obligor is to deliver any personal property or perform any services in the ordinary course of business.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.

Agent: as defined in the preamble hereto.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.3.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Average Excess Availability for the immediately preceding Fiscal Quarter:

Level	Average Excess Availability	Base Rate Loans	LIBOR Loans

I	> $35,000,000	0.75%	1.75%
II	> $15,000,000 < $35,000,000	1.00%	2.00%
III	< $15,000,000	1.25%	2.25%

Until the date that is six (6) months from the Closing Date, margins shall be determined as if Level I were applicable.  Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt.  If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the day following actual receipt thereof.

ArkivMusic: ArkivMusic, LLC, a New York limited liability company.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor (other than Steinway Hall), including a disposition of Property (other than Steinway Hall) in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Assumption: an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13) and accepted by Agent, in the form of Exhibit B.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable by a Borrower or Subsidiary Guarantor; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time.

Average Excess Availability: for any Fiscal Quarter, the average Excess Availability for such Fiscal Quarter.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product

Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time.  The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor.  No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

Bank Product Amount: as defined in the definition of Bank Product.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt, which shall be at least equal to the sum of all Bank Product Amounts.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate in effect on such day; or (b) the Federal Funds Rate in effect on such day, plus 0.50%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrowers: as defined in the preamble hereto.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of the Commitments, minus the LC Reserve; or (b) the sum of:

(i)            up to eighty percent (80%) of the then Eligible Accounts of the Borrowers and Subsidiary Guarantors, other than Accounts constituting Dealer Notes; plus

(ii)           up to the lesser of (A) 50% of the then Eligible Accounts of the Borrowers and Subsidiary Guarantors, constituting  Dealer Notes and (B) $5,000,000; plus;

(iii)          up to the sum of (A) in the case of Steinway grand pianos, the sum of (1) eighty-five percent (85%) of the Current Wholesale Value of all finished and near-finished pianos, (2) seventy-five percent (75%) of the Current Wholesale Value of Concert and Artist Bank Pianos, and (3) seventy percent (70%) of the Current Wholesale Value of all Factory Returns; (B) in the case of Steinway upright pianos, the sum of (1) sixty-five percent (65%) of the Current Wholesale Value of all finished and near-finished pianos, and (2) fifty percent (50%) of the Current Wholesale Value of all Factory Returns; (C) in the case of Boston and Essex grand pianos, the sum of (1) sixty-five percent (65%) of the Standard Cost Value of all finished pianos, and (2) fifty percent (50%) of the Standard Cost Value of all Factory Returns; and (D) in the case of Boston and Essex upright pianos, the sum of (1) fifty percent (50%) of the Standard Cost Value of all finished pianos, and (2) forty percent (40%) of the Standard Cost Value of all Factory Returns; plus

(iv)          up to fifty percent (50%) of the cost of the Eligible Inventory of Steinway constituting raw materials; plus

(v)           up to sixty-five percent (65%) of the cost of Eligible Inventory of the Borrowers and Subsidiary Guarantors (other than Steinway) constituting finished goods; plus

(vi)          up to twenty-five percent (25%) of the cost of Eligible Inventory of the Borrowers and Subsidiary Guarantors (other than Steinway) constituting raw materials; plus

(vii)         up to the lesser of (A) $7,500,000 and (B) twenty-five percent (25%) of the cost of Eligible Inventory of the Borrowers and Subsidiary Guarantors constituting work-in-process; and minus

(viii)        the Availability Reserve.

The Borrowing Base in effect at any time shall be the Borrowing Base as shown on the Borrowing Base Certificate and the reconciliation reports delivered by the Borrowers pursuant to Section 8.1 of this Agreement; provided, however, that if Borrowers shall fail to deliver a Borrowing Base Certificate when required pursuant to Section 8.1, the amounts calculated with respect to the Eligible Accounts and the Eligible Inventory shall be zero until such Borrowing Base Certificate is delivered.

Borrowing Base Certificate: a certificate, in form and substance consistent with Borrowers’ past practice and reasonably satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

Boston Pianos: pianos designed by Steinway, manufactured by an OEM and marketed under the Boston piano line.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in Massachusetts, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: for any period, each expenditure made or committed to be made by an Obligor during such period which, in conformity with GAAP, is included in “additions to property, plant and equipment” or comparable items reflected in the consolidated statement of cash flows of Parent and its consolidated Subsidiaries, excluding expenditures made or committed to be made in respect of Concert and Artist Bank Pianos.

Capital Lease: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations.  “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) (i) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated “investment grade” (or better) by a nationally recognized rating agency at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated “investment grade” (or better) by a nationally recognized rating agency, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and is rated as “investment grade” (or better) by a nationally recognized rating agency.  Notwithstanding the foregoing, Cash Equivalents shall exclude mortgage securities of any kind or any derivative thereof.

Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates to any Obligor in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

Cash Trigger Period: the period (a) commencing on any day that either (i) a Default or an Event of Default occurs or (ii) Excess Availability during the preceding 5 consecutive days has been less than the product of (A) the aggregate amount of the Commitments multiplied by (B) seventeen and one-half percent (17.5%), and (b) continuing until the day on which no Event of Default exists and Excess Availability at all times during the preceding 30 consecutive days has been greater than the product of (i) the aggregate amount of the Commitments multiplied by (ii) seventeen and one-half percent (17.5%).

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: any time that (i) a Borrower fails to be a wholly-owned Subsidiary of an Obligor, (ii) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall have acquired after the Closing Date the voting power to elect a majority of the Board of Directors of an Obligor; or (iii) any event or condition that would constitute a “Change of Control” as defined in the Senior Notes Indenture.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and

Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

ClickPoint: ClickPoint Software, LLC, a Delaware limited liability company.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986, as amended from time to time.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided that the term “Collateral” shall not include:  (w) Steinway Hall or any proceeds thereof (including proceeds from the sale, assignment or transfer of Steinway Hall); (x) any contract, license, agreement, instrument, document, permit or franchise that validly prohibits, restricts or requires the consent not obtained of a third party for the creation by such Borrower of a security interest in such contract, license, agreement, instrument, document, permit or franchise (or in any rights or property obtained by such Borrower under such contract, license, agreement, instrument, document, permit or franchise) except to the extent such prohibition, restriction or consent requirement would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 and 9-409 of the UCC; provided that, at such time as the condition causing such limitation shall be remedied, whether by contract, change of law or otherwise, the contract, license, lease, agreement, instrument, document, permit or franchise shall immediately be included in the Collateral, and any security interest that would otherwise be granted herein shall attach immediately to such contract, license, lease, agreement, instrument, document, permit or franchise, or to the extent severable, to any portion thereof that does not result in such limitation, (y) any “intent-to-use” application for registration of a Mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, and (z) the Voting Equity Interests of any Foreign Subsidiary constituting more than 65% of the total combined voting power of all Voting Equity Interests of such Foreign Subsidiary; provided that, notwithstanding anything to the contrary set forth herein, the Collateral shall include any proceeds (and the right to receive proceeds, including from the sale, assignment or transfer of any such assets), substitutions or replacements of any such assets excluded from the Collateral pursuant to the foregoing clauses (x), (y) and (z) (unless such proceeds, substitutions or replacements would constitute assets specifically covered by the foregoing clauses (x), (y) and (z)).

Commitment: as to each Lender, means its obligation to participate in LC Obligations pursuant to Section 2.3 and make Loans to the Borrowers pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule C-1 under the caption “Revolver Commitment” or opposite such capitation in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Lenders’ Commitments is $100,000,000 (“Commitments”).

Commitment Termination Date: the earliest to occur of (a) the Termination Date; (b) the date on which Borrowers terminate the Commitments pursuant to Section 2.1.4; or (c) the date on which the Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3, list all outstanding Bank Products and calculate the applicable Level for the Applicable Margin.

Concert and Artist Bank Pianos:  all pianos held by Steinway or a Steinway dealer, including without limitation, those located at a performance venue, which are available for rental by performers.

Conn-Selmer:  as defined in the preamble hereto.

Conn-Selmer Dealer Notes: notes made by Conn-Selmer dealers in favor of Conn-Selmer or any Subsidiary thereof, that evidence indebtedness owing by such dealers to Conn-Selmer or such Subsidiary for extensions of credit made by Conn-Selmer or such Subsidiary to dealers to acquire Conn-Selmer’s musical instruments.

Consolidated Cash Flow:  for Parent and its consolidated Subsidiaries, consolidated net income determined in accordance with GAAP (a) before deducting the following items (without any duplication): (i) Interest Expenses and financing charges, (ii) income taxes, (iii) depreciation, (iv) amortization, (v) gains or losses from early extinguishment of debt or other infrequent and unusual items, (vi) cost of sales associated with the step-up of inventory upon acquisition, and (vii) stock based compensation and all other non-cash charges; and (b) (i) minus unfinanced Capital Expenditures and (ii) Capital Expenditures financed with proceeds of the Loans, in each case determined in accordance with GAAP.  Notwithstanding the foregoing, Interest Income shall not be included in Consolidated Cash Flow.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Covenant Trigger Period: the period (a) commencing on any day that either (i) a Default or an Event of Default occurs or (ii) Excess Availability is less than the product of (A) the aggregate amount of the Commitments multiplied by (B) fifteen percent (15%), and (b) continuing until the day on which no Event of Default exists and Excess Availability at all times during the preceding 30 consecutive days has been greater than the product of (i) the aggregate amount of the Commitments multiplied by (ii) fifteen percent (15%).

Credit Judgment: Agent’s judgment exercised in good faith, based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could result in a Default or Event of Default.  In exercising such judgment with respect to (a) through (d) hereof, Agent may consider any factors that could increase the credit risk of lending to Borrowers on the security of the Collateral (other than such factors that are attributable to general economic conditions).

Current Wholesale Value:  for any piano at any time, the wholesale price of such piano as published in good faith by Parent or its Subsidiaries at such time, or if such price is not so published, the wholesale price of such piano as reasonably determined by Agent.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Dealer Note Purchase Party:  any entity that purchases any of the Dealer Notes from Conn-Selmer or Steinway pursuant to a Dealer Note Purchase Agreement, and its successors and assigns.

Dealer Note Purchase Agreement:  any note purchase and repurchase agreements, or similar agreements entered into between a Dealer Note Purchase Party and Conn-Selmer or Steinway, in form and substance acceptable to Agent (which consent shall not be unreasonably withheld), which provide for principal Debt in an amount outstanding not to exceed $15,000,000, in the aggregate, at any time.

Dealer Notes: the collective reference to the Conn-Selmer Dealer Notes and the Steinway Dealer Notes.

Debt: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases, (d) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (f) all Contingent Obligations.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, or (b) is the subject of any Insolvency Proceeding.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Dollars: lawful money of the United States.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent in its Credit Judgment, over which Agent has exclusive control for withdrawal purposes.

Eligible Account: all Accounts of a Borrower or Subsidiary Guarantor, arising in the Ordinary Course of Business, evidencing the sale of goods and services by such Borrower or Subsidiary Guarantor and which Agent, in its Credit Judgment, shall deem to be an Eligible Account, based upon such considerations as the Agent may from time to time deem appropriate. Without in any way limiting the foregoing, (i) in general, unless otherwise determined by Agent as aforesaid, an Account shall not constitute an Eligible Account unless it is subject to a perfected, first priority Lien in favor of Agent for the ratable benefit of the Lenders, is free and clear of all Liens other than Permitted Encumbrances and is evidenced by an invoice or other document satisfactory to Agent, and (ii) no Account of an Account Debtor shall be an Eligible Account if:

(a)   such Account arises out of a sale made by a Borrower or Subsidiary Guarantor to an Affiliate of such Borrower or Subsidiary Guarantor or to a Person controlled by an Affiliate of such Borrower or Subsidiary Guarantor or such Account Debtor is such Borrower’s or Subsidiary Guarantor’s creditor or supplier;

(b)   more than sixty (60) days have elapsed from the due date of such Account;

(c)   (i) with respect to Accounts of a Borrower or Subsidiary Guarantor other than Conn-Selmer, more than ninety (90) days have elapsed from the invoice date of each such Account, and (ii) solely with respect to Accounts of Conn-Selmer, more than three hundred and five (305) days have elapsed from the invoice date of each such Account;

(d)   fifty percent (50%) or more of the aggregate account balance of Accounts due from such Account Debtor is more than sixty (60) days past due;

(e)   any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in a material manner;

(f)    Agent is not and continues not to be satisfied with the credit standing of such Account Debtor, or the Agent otherwise believes, in its Credit Judgment, that collection of such Account is insecure or that such Account may not be paid by reason of such Account Debtor’s financial inability to pay (and in the absence of an Event of Default which is continuing, at Borrowers’ request therefor, Agent agrees to advise Borrowers of the reasons for its making any such judgment);

(g)   such Account Debtor has asserted any dispute, offset or counterclaim against the related Borrower or Subsidiary Guarantor, such Account or any other Account due from such Account Debtor to such Borrower or Subsidiary Guarantor, or such Account is or could reasonably be expected to become subject to any offset, deduction, defense, dispute, or counterclaim, or is contingent in any respect or for any reason, but only to the extent of the amount in dispute;

(h)   such Account Debtor resides outside the continental United States, Alaska, Hawaii, the U.S. Virgin Islands and/or Puerto Rico, unless the sale is covered by a letter of credit or credit insurance in form and substance acceptable to the Agent in its Credit Judgment, or unless such Account (in U.S. Dollars) is due from an entity located in Canada or a territory of the United States;

(i)    the sale to such Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(j)    such Account Debtor is the United States of America, any state or any department, agency or instrumentality of any of them, unless the related Borrower or Subsidiary Guarantor assigns its right to payment of such Account to the Agent for the ratable benefit of the Lenders pursuant to the Federal Assignment of Claims Act of 1940, as amended, or has otherwise complied with all other applicable statutes or ordinances;

(k)   any of the following events occur or conditions exist with respect to the goods giving rise to such Account: (i) if such goods have not been shipped to such Account Debtor, or (ii) if so shipped, have subsequently not been delivered to such Account Debtor, or (iii) if so delivered, have not been accepted by such Account Debtor, or (iv) if such Account otherwise does not represent a final sale, or (v) such goods have been repossessed;

(l)    the amount of all Accounts of such Account Debtor exceeds any credit limit determined by Agent, in its Credit Judgment, to the extent that the amount of such Account exceeds such limit;

(m)  such Account Debtor has commenced or has had commenced against it a case under any federal, state or other bankruptcy or insolvency laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of such Account Debtor in an involuntary case under any state or federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under any state or federal bankruptcy law has been filed against such Account Debtor, or if such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors (in order to discuss financial insolvency or lack of liquidity), or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(n)   the related Borrower or Subsidiary Guarantor has made any agreement with such Account Debtor for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances shall be reflected in the calculation of the face value of each respective invoice related thereto; or

(o)   such Account is not payable to the related Borrower or Subsidiary Guarantor;

notwithstanding the foregoing, Eligible Accounts may include in addition to any Account of any Borrower or Subsidiary Guarantor constituting an Eligible Account hereunder, Dealer Notes pledged to Agent, satisfactory to Agent in its Credit Judgment, and otherwise qualifying as Eligible Accounts hereunder having an aggregate outstanding principal amount at any time of up to $20,000,000, that mature up to two years from the execution thereof.  Notwithstanding anything to the contrary herein, the Steinway Dealer Notes shall not constitute Eligible Accounts until such time that such notes are deemed Eligible Accounts by Agent, in its Credit Judgment.  Agent shall require that the Steinway Dealer Notes, among other things, be subject to a field examination and audit (and such examination and audit be reasonably acceptable to the Required Lenders) in order to determine whether such notes shall be considered Eligible Accounts.

Eligible Assignee: a Person that is (a) a Lender or a U.S.-based Affiliate of a Lender that is a deposit-taking financial institution regulated by the Federal Deposit Insurance Company (provided, that, subject to clause (c) hereof, any assignment to any Lender or any Affiliate of a Lender resulting in such Lender and its Affiliates having Commitments greater than or equal to $50,000,000 in the aggregate shall require the approval of Borrowers (which approval may be withheld in Borrowers’ discretion)); (b) any other deposit-taking financial institution approved by Agent and Borrowers (which approval by Borrowers shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law, that is regulated by the Federal Deposit Insurance Company, and that is not a competitor of the Obligors or an Affiliate of such a competitor (provided, that, subject to clause (c) hereof, any financial institution and its Affiliates set forth on Schedule E-1 shall be deemed an Eligible Assignee only with the prior written approval of the Borrowers (which approval may be withheld in Borrowers’ discretion)); and (c) during any Event of Default, any Person acceptable to Agent in its discretion, provided that in no event shall an Obligor or any of its respective Affiliates be an Eligible Assignee.

Eligible Inventory: all Inventory of a Borrower or Subsidiary Guarantor consisting of (i) Boston Pianos, Essex Pianos, Steinway Pianos, Factory Returns, Concert and Artist Bank Pianos, near-finished pianos, and raw materials of Steinway, and (ii) raw materials, work-in-process and finished goods of any Borrower or Subsidiary Guarantor, in each case which is in good and saleable condition and located at such Borrower’s or Subsidiary Guarantor’s places of business or at the Collateral locations described on Schedule 8.6.1 (except when in transit to or from such locations) and which is not, in Agent’s Credit Judgment, obsolete, damaged, slow-moving or unmerchantable, and which Agent, in its Credit Judgment, shall deem Eligible Inventory, based upon such considerations as Agent may from time to time deem appropriate.  In general, unless otherwise determined by Agent as referenced above, Inventory shall not constitute Eligible Inventory if it is on consignment to any consignee and unless it is subject to a perfected, first priority Lien in favor of Agent for the ratable benefit of the Lenders, is free and clear of all Liens other than Permitted Encumbrances and conforms to all standards imposed by any Governmental Authority, division or department thereof which has regulatory authority over such goods or the use or sale thereof.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws: all Applicable Laws relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a determination that any Pension Plan is considered to be an at-risk plan or that any Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code, or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Essex Pianos:  pianos designed by Steinway, manufactured by an OEM and marketed under the Essex piano line all of which are finished goods or Factory Returns.

Event of Default: as defined in Section 11.1; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

Excess Availability: at any time, the amount equal to the Borrowing Base minus the principal balance of all Loans.

Excluded Account: Deposit Accounts used solely for (a) funding payroll or segregating payroll taxes or (b) segregating 401k contribution or contributions to an employee stock purchase plan and other health and benefit plans.

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; and (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax.

Extraordinary Expenses: all reasonable costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any

Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Factory Returns:  pianos bearing the Steinway, Steinway & Sons, Essex or Boston name brands that have been returned to Steinway and are in near-new, good and merchantable condition.

FATCA:  Sections 1471 through 1474 of Code and any United States Treasury regulations thereunder or official governmental interpretations thereof.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Fee Letter: the fee letter agreement between Agent and Borrowers.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, for any period determined on a consolidated basis for Parent and its Subsidiaries for the most recent four Fiscal Quarters, of (a) Consolidated Cash Flow for such period, to (b) Fixed Charges for such period.

Fixed Charges: for any period, with respect to Parent and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) cash Interest Expense for such period, plus (ii)) taxes paid by any of them during such period, plus (iii) all regularly scheduled payments of principal on any Debt of Parent and its Subsidiaries existing on or after the Closing Date and any Capital Leases, payable by any of them during such period.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date.  No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

GE: GE Commercial Distribution Finance Corporation.

GE Guarantees:  guarantees in favor of GE by Steinway on behalf of certain dealers to permit such dealers to obtain inventory floor financing from GE.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: Parent and the Subsidiary Guarantors.

Guarantor Security Agreement:  each Guarantor Security Agreement executed by a Guarantor in favor of Agent.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Incremental Commitments:  shall mean, with respect to the Incremental Facility, and as to each Lender, its obligation, if any, to (a) make Loans consisting of Incremental Loans to the Borrowers pursuant to Section 2.1.7, and (b) purchase participations in LC Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “Incremental Commitment” opposite such Lender’s name on Schedule C-1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, in each case, as such amount may be adjusted from time to time in accordance with this Agreement.

Incremental Facility:  shall mean the aggregation of Incremental Commitments of one or more Lenders which are made available to the Borrowers and become effective on the same date pursuant to the Incremental Loan Amendment.

Incremental Loan:  as defined in Section 2.1.7.

Incremental Loan Amendment:  as defined in Section 2.1.7.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Insurance Assignment: each collateral assignment of insurance pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s rights under key-man life, business interruption or other insurance policies as Agent deems appropriate, as security for the Obligations.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intellectual Property Security Agreement: each intellectual property security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in Intellectual Property, as security for the Obligations.

Interest Expense:  for any period, any and all interest expenses and finance charges which Parent and its Subsidiaries, on a consolidated basis, have in accordance with GAAP paid in cash or cash equivalents or are obligated to pay in cash or cash equivalents during such period, including without limitation any such amounts under this Agreement, and less Interest Income and service charge income for such period (provided that Agent, in its reasonable discretion exercised in good faith, is satisfied with the accounting treatment afforded to such Interest Income and service charge income and that such treatment is consistent with Parent’s prior practices), but excluding for all purposes interest expense with respect to Senior Notes Refinancing Debt solely for the period commencing on the date such interest expense begins to accrue and ending upon the earlier of (a) forty (40) days after the date such interest expense begins to accrue, and (b) the date the Senior Notes existing on the Closing Date are paid or defeased in full with the proceeds of such Senior Notes Refinancing Debt.

Interest Income:  for the relevant period(s) of time, any interest income as recognized by Parent and its Subsidiaries in accordance with GAAP.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance, loan or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their reasonable discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, those constituting charges owing to the Issuing Bank.

Lease Debt:  Debt and other obligations of an Obligor relating to Capital Leases or operating leases and owed to a Lender or any of its Affiliates.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Assumption.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter of Credit Subline: $25,000,000.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market.  If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: a Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; and (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request.

Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Marks: any trademarks and service marks now held or hereafter acquired by an Obligor which are registered in the United States Patent and Trademark Office, or in any other similar office or agency of the United States or any state thereof or any political subdivision thereof, or in any similar office or agency in foreign jurisdictions, and any application for such trademarks and service marks, as well as any unregistered marks used by an Obligor and trade dress, including logos, proprietary icons, designs, trade names, trade styles, company names, corporate names, business names, fictitious business names and other business or source identifiers in connection with which any of such registered or unregistered marks are used, and including all common law rights therein, and registrations and applications for registration therefor, all rights provided by international treaties or conventions with respect to the foregoing, and all renewals of any of the foregoing, and all goodwill associated therewith.

Material Adverse Effect: the effect of any event or circumstance with respect to any Obligor that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to have a material adverse effect on (a) the business, operations, Properties, prospects or condition (financial or otherwise) of such Obligor, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral (subject to Permitted Encumbrances); (b) the ability of such Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which any Obligor is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $500,000 or more.

Maximum Incremental Amount: $25,000,000.

MMAS: Music Matters After School, Inc., a Delaware corporation.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; (d) reserves for Borrowers’ reasonable estimate of income or similar taxes payable in cash and arising from such Asset Disposition; and (e) reserves for indemnities, until such reserves are no longer needed.

Non-Guarantor Subsidiary: Vincent Bach, Steinway & Sons and its Subsidiaries, Clickpoint, Boston Piano GmbH and its Subsidiaries, Steinway & Sons Far East LLC, Steinway & Sons Japan, Ltd., and any Subsidiary of Conn-Selmer or Steinway that is not formed or incorporated under the laws of any state of the United States of America.

Note: any promissory note executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Commitment and shall evidence the Loans made by such Lender.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

NYCIDA: the New York City Industrial Development Agency.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, (g) Lease Debt and (h) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower and each Guarantor (including Parent).

OEM: an original equipment manufacturer.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

O.S. Kelly: The O.S. Kelly Company, an Ohio corporation.

Other Agreement: each Note; LC Document; Fee Letter; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; Post-Closing Side Letter; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

Parent:  Steinway Musical Instruments, Inc., a Delaware corporation.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower or Subsidiary Guarantor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Act: the Pension Protection Act of 2006.

Pension Funding Rules: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304, and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition Conditions:  any Proposed Acquisition as to which each of the following conditions have been satisfied:

(a)                                  Excess Availability (during the 90 day period prior to such Proposed Acquisition and after giving effect thereto) shall be greater than the product of (a) the aggregate amount of the Commitments multiplied by (b) twenty percent (20%); and

(b)                                 prior to the date of such Proposed Acquisition, the Agent shall have received a certificate executed by a Senior Officer of the Borrowers demonstrating that the Fixed Charge Coverage Ratio was not less than 1.10 to 1.00 (i) for the period of four Fiscal Quarters most recently ended and (ii) on a pro forma basis for the one year period following such Proposed Acquisition.

Permitted Acquisition:  any Proposed Acquisition:

(a)                                  with respect to which: each of the following conditions have been satisfied:

(i)                                     at the time of such Proposed Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(ii)                                  either (A) the sum of all amounts payable in connection with such Proposed Acquisition shall not exceed $5,000,000; or (B) the Permitted Acquisition Conditions have been met; or

(b)                                 approved in advance by Agent with the consent of the Required Lenders.

Permitted Asset Disposition: as long as no Default or Event of Default exists and all Net Proceeds are remitted to Agent or deposited in a Deposit Account of a Borrower that is subject to a Deposit Account Control Agreement in favor of the Agent, an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $10,000,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; or (e) approved in writing by Agent and Required Lenders.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date (including Contingent Obligations under the Senior Notes Documents), and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) GE Guarantees from time to time outstanding having a maximum liability at any one time outstanding not to exceed $2,000,000; or (h) in an aggregate amount of $100,000 or less at any time.

Permitted Distribution Conditions:  any Distributions, or payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Subordinated Debt or Borrowed Money, and as to which each of the following conditions have been satisfied:

(a)                                  at the time of such Distribution or payment, as applicable, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(b)                                 Excess Availability (during the 90 day period prior to such Distribution or payment, as applicable, and after giving effect thereto) shall be greater than the product of (a) the aggregate amount of the Commitments multiplied by (b) twenty percent (20%); and

(c)                                  prior to the date of such Distribution or payment, as applicable, the Agent shall have received a certificate executed by a Senior Officer of the Borrowers demonstrating that the Fixed Charge Coverage Ratio was not less than 1.10 to 1.00 for the period of four Fiscal Quarters most recently ended.

Permitted Encumbrances: shall mean the following only:

(a)                                  Liens (other than any Lien imposed under ERISA or any Environmental Laws) for taxes, assessments or governmental charges or levies not yet delinquent, or thereafter payable without penalty or interest not in excess of $5,000,000 in the aggregate, if being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor and enforcement thereof is stayed;

(b)                                 Liens (other than any Lien imposed under ERISA) of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and enforcement thereof is stayed;

(c)                                  Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including without limitation surety bonds and appeal bonds), in connection with workers’ compensation, unemployment insurance and other types of social security benefits, or to secure the performance of tenders, bids, leases, contracts, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and similar obligations (exclusive of Debt for money borrowed) or arising as a result of progress payments under government contracts;

(d)                                 Subject to all of the pertinent limitations contained in this Agreement, Liens first arising subsequent to the Closing Date to secure the payment of all or any part of the purchase price of assets, provided that any such Lien only attaches to the assets being acquired and does not extend to any other asset;

(e)                                  Easements (including without limitation reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, encroachments, variations and other similar restrictions, charges and encumbrances (whether or not recorded), building restrictions, zoning laws and other statutes, laws, rules, regulations, ordinances and restrictions and other similar encumbrances incurred in the ordinary course of business, which do not secure Debt or the deferred purchase price of any asset and which do not interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries and which do not materially detract, in the Agent’s reasonable discretion exercised in good faith, from the value of the property to which they attach or materially impair the utility or use thereof by an Obligor or its Subsidiaries;

(f)                                    Liens on file in the Uniform Commercial Code records to the limited extent and to those Persons specifically listed on Schedule P-1 hereto, each of which are to be limited to securing only obligations of an Obligor to the pertinent lienholder outstanding as of the Closing Date, in an amount in each instance not to exceed the dollar limitation also set forth on said Schedule;

(g)                                 Liens in favor of Agent for the ratable benefit of the Lenders;

(h)                                 The rights of any Dealer Note Purchase Party with respect to any accounts financed by it pursuant to any Dealer Note Purchase Agreement;

(i)                                     any rights of any Person in respect of Steinway Hall;

(j)                                     the right, title and interest of NYCIDA to the property located at 19th and Steinway Place pursuant to (i) the Guaranty Agreement, dated as of June 1, 1999 from Steinway to the NYCIDA, (ii) the PILOT Escrow Agreement, dated as of June 1, 1999, by and among Steinway, the NYCIDA and the United States Trust Company and (iii) the Lease Agreement, dated as of June 1, 1999 between Steinway and the NYCIDA; and

(k)                                  other Liens securing Debt outstanding in an aggregate principal amount not to exceed $5,000,000.

Nothing contained in this definition, in this Agreement or elsewhere, however, shall or shall be deemed, however, to recognize or establish any Lien priority or any other right or entitlement of any Person claiming or entitled to a Permitted Encumbrance hereunder. Wherever it appears, the term “Permitted Encumbrances” shall only signify that the existence thereof does not breach this Agreement. Notwithstanding any such permitted item(s), Agent for the ratable benefit of the Lenders shall therefore at all times have a first and paramount Lien in all Collateral.

Permitted Investment Conditions:  any proposed Investment as to which the following conditions have been satisfied:

(a)                                  Excess Availability (during the 90 day period prior to such proposed Investment and after giving effect thereto) shall be greater than the product of (a) the aggregate amount of the Commitments multiplied by (b) twenty percent (20%); and

(b)                                 prior to the date of such proposed Investment, the Agent shall have received a certificate executed by a Senior Officer of the Borrowers demonstrating that the Fixed Charge Coverage Ratio was not less than 1.10 to 1.00 (i) for the period of four Fiscal Quarters most recently ended and (ii) on a pro forma basis for the one year period following such proposed Investment.

Permitted Investment:  any proposed Investment:

(a)                                  with respect to which: each of the following conditions have been satisfied:

(i)                                     at the time of such proposed Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(ii)                                  either (A) the sum of all amounts payable in connection with such proposed Investment shall not exceed $5,000,000; or (B) the Permitted Investment Conditions have been met; or

(b)                                 approved in advance by Agent with the consent of the Required Lenders.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor.

Pledge Agreement: any Pledge Agreement executed by an Obligor in favor of Agent.

Post-Closing Side Letter: that certain letter agreement dated as of the Closing Date among Borrowers and Agent.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate.  Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender’s Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Proposed Acquisition:  the proposed acquisition by any Obligor of a portion of, all, or substantially all of the assets or a portion of, all, or substantially all of the stock of any Proposed Acquisition Target, or the merger of any Proposed Acquisition Target with or into any Obligor with the Obligor being the surviving corporation or such surviving corporation becoming an Obligor.

Proposed Acquisition Target:  any Person, other than an Obligor, the proposed assets to be acquired or any operating division thereof subject to a Proposed Acquisition.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt:  (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, and a weighted average life no less than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent, if any, as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are either (1) no less favorable to the Obligors taken as a whole in all material respects than those applicable to the Debt being extended, renewed or refinanced, or (2) customary and market, in either case as certified in writing to Agent by a Senior Officer of Borrower Agent in good faith; (e) no additional Lien is granted to secure it; (f) no additional Person other than an Obligor is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Register: as defined in Section 13.3.3.

Reimbursement Date: as defined in Section 2.3.2.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve equal to three months rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders: (i) at any time there are two (2) or fewer Lenders (subject to Section 4.2), all of the Lenders, (ii) at any time there are three (3) or more Lenders, two (2) or more Lenders having aggregate Commitments that exceed 50% of the aggregate Commitments of all Lenders and (iii) if the Commitments have terminated, at any time there are three (3) or more Lenders, two (2) or more Lenders having Loans in excess of 50% of all outstanding Loans.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Investment: any Investment by Parent or its Subsidiaries (other than a Non-Guarantor Subsidiary), other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent in its Credit Judgment; and (c) loans and advances permitted under Section 10.2.7.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.

Security Documents: the Guaranties, the Guarantor Security Agreements, Intellectual Property Security Agreements, Insurance Assignments, Deposit Account Control Agreements, Pledge Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Notes: those certain unsecured senior notes issued by Parent in the aggregate principal face amount of $175,000,000 pursuant to the Senior Notes Indenture, and any guarantees of the Senior Notes and any refinancing of the same with senior notes or subordinated notes that are issued by Parent, and any subsequent refinancings thereof that comply with the terms hereof, provided that (i) such refinancing is on such customary terms and conditions as are then available in the market for issuers of similar credit profile, (ii) the amount of such refinancing is in a principal amount not to exceed (A) $306,000,000 plus (B) unpaid accrued interest on such indebtedness being refinanced plus (C) premiums, penalties, fees and expenses actually incurred by Parent or the guarantors in connection with the refinancing thereof, (iii) such refinanced notes shall have a final stated maturity, that is no earlier than the date that is twelve (12) months after the Termination Date of this Agreement, (iv) the representations, covenants and defaults applicable to it are either (1) no less favorable to Parent and its Subsidiaries taken as a whole in all material respects than those applicable to the Senior Notes being refinanced, or (2) customary and market, in either case as certified in writing to Agent by a Senior Officer of Borrower Agent in good faith; (v) no additional Person other than an Obligor is obligated on such Debt; and (vi) after giving effect thereto, no Default or Event of Default exists.

Senior Notes Documents: the collective reference to the Senior Notes and the Senior Notes Indenture.

Senior Notes Indenture: that certain Indenture, dated as of February 23, 2006, among the Senior Notes Parties and the Senior Notes Trustee, as amended, supplemented or otherwise modified from time to time, including any Indenture executed in connection with a refinancing of the Senior Notes issued thereunder.

Senior Notes Parties: Parent, Conn-Selmer, Steinway, O.S. Kelly, MMAS and ArkivMusic.

Senior Notes Refinancing Debt: any Debt incurred by any of the Obligors to refinance or repay, in whole or in part, the Senior Notes or any obligations under the Senior Notes Documents, provided (a) such Debt is consistent with the requirements for refinancing the Senior Notes as specified in the definition of “Senior Notes,” (b) the money so raised is set aside in an escrow or segregated account maintained by the Borrowers or Parent for such payment or defeasance of Senior Notes and/or such obligations as soon as practical thereafter, and (c) such Debt shall no longer be Senior Notes Refinancing Debt upon such payment or defeasance (but shall be deemed to be Senior Notes pursuant to the definition thereof).

Senior Notes Trustee: The Bank of New York Trust Company, N.A., as Trustee for the holders of the Senior Notes pursuant to the Senior Indenture, and any successors or assigns of such Trustee.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer or executive vice president of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to Lenders summarizing the Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; and (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Standard Cost Value:  shall mean, the standard invoice cost paid by any Borrower or Subsidiary Guarantor to an OEM for a Boston Piano and/or an Essex Piano, excluding (a) inventory revaluation, if any, and (b) freight and delivery charges.

Steinway:  as defined in the preamble hereto.

Steinway & Sons:  Steinway and Sons, a New York corporation.

Steinway Dealer Loans: loans made by Steinway to Steinway dealers for start-up costs or for other purposes (other than those of the type evidenced by the Steinway Dealer Notes) in an aggregate amount not to exceed $10,000,000 for all Steinway dealers

Steinway Dealer Notes: notes made by Steinway dealers in favor of Steinway, that evidence the indebtedness owing by such dealer to Steinway, for extensions of credit made by Steinway to dealers in an amount not to exceed $15,000,000 in the aggregate for all such Steinway dealers, to acquire Steinway’s pianos and other musical instruments.

Steinway Hall:  any and all buildings, structures, or fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements thereto, owned by Steinway and located at 109 West 57th Street, New York, New York.

Steinway Pianos:  all finished and near-finished Steinway pianos, which term shall exclude Factory Returns, Concert and Artist Bank Pianos, Boston Pianos and Essex Pianos.

Subordinated Debt: Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent in its Credit Judgment.

Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which such Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).

Subsidiary Guarantors: O.S. Kelly, MMAS, ArkivMusic and each other Subsidiary who guarantees payment or performance of any Obligations.

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Date: October 5, 2015.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period:  the period (a) commencing on any day that either (i) a Default or an Event of Default occurs or (ii) Excess Availability is less than the product of (A) the aggregate amount of the Commitments multiplied by (B) twenty percent (20%), and (b) continuing until the day on which no Event of Default exists and Excess Availability at all times during the preceding 30 consecutive days has been greater than the product of (i) the aggregate amount of the Commitments multiplied by (ii) twenty percent (20%).

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 or 430 of the Code for the applicable plan year as reflected in the most recent actuarial report for such Pension Plan.

Upstream Payment: a Distribution by a Subsidiary of an Obligor to such Obligor.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among the Obligors and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Vincent Bach: shall mean Vincent Bach International, Ltd., an English corporation.

Voting Equity Interests: of any Person shall mean all classes of Equity Interests of such Person entitled to vote.

1.2.                            Accounting Terms.  Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent and its Subsidiaries delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Parent’s certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended in a manner reasonably satisfactory to Required Lenders to take into account the effects of the change.

1.3.                            Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in The Commonwealth of Massachusetts from time to time:  “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4.                            Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender means the Credit Judgment of such Person.  All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP).  Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Whenever the phrase “to the best of Borrowers’ (or other Obligor’s) knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

SECTION 2.	CREDIT FACILITIES

2.1.	Commitment.

2.1.1.                     Loans.  Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrowers from time to time through the Commitment Termination Date.  The Loans may be repaid and reborrowed as provided herein.  In no event shall Lenders have any obligation to honor a request for a Loan if the unpaid balance of Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2.                     Notes.  The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender.  At the request of any Lender, Borrowers shall deliver a Note to such Lender.

2.1.3.                     Use of Proceeds.  The proceeds of Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers not otherwise prohibited by this Agreement.

2.1.4.                     Voluntary Reduction or Termination of Commitments.

(a)                                  The Commitments shall terminate on the Termination Date, unless sooner terminated in accordance with this Agreement.  Upon at least 45 days prior written notice to Agent at any time, Borrowers may, at their option, terminate the Commitments and this credit facility.  Any notice of termination given by Borrowers shall be irrevocable.  On the termination date, Borrowers shall make Full Payment of all Obligations.

(b)                                 Borrowers may permanently reduce the Commitments, on a Pro Rata basis for each Lender, upon at least 45 days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given.  Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5.                     Overadvances.  If the aggregate Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers within one (1) Business Day after demand by Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the Borrowing Base at any time while such Overadvance is outstanding; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $1,000,000, and (ii) does not continue for more than 30 consecutive days.  In no event shall Overadvance Loans be required that would cause the outstanding Loans and LC Obligations to exceed the aggregate Commitments.  Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6.                     Protective Advances.  Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount of $5,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses.  Each Lender shall participate in each Protective Advance on a Pro Rata basis.  Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent.  Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7.                     Incremental Facility.  Except as set forth below, so long as no Default or Event of Default has occurred and is continuing, at any one time prior to the Commitment Termination Date, Borrowers may request, pursuant to the procedure set forth in this Section 2.1.7, the addition of the Incremental Facility, which shall be added to and increase the original aggregate amount of the Commitments and pursuant to which the Borrowers may request incremental Loans (each, an “Incremental Loan”) pursuant to Section 2.1.1; provided, however, that the sum of all Incremental Commitments shall not exceed the Maximum Incremental Amount.  Borrowers shall give Agent not less than thirty (30) days prior written notice of their request for the Incremental Facility.  The Incremental Facility shall:

(i)                                     have such upfront fee as may be agreed by the Borrowers and the Lender(s) providing such Incremental Loans pursuant to the provisions of this Section 2.1.7; and

(ii)                                  except as specifically provided in this Section 2.1.7, otherwise have all of the same terms and conditions as the Loans.

In addition, unless otherwise specifically provided in this Agreement, all references in the Loan Documents to Loans shall be deemed, as the context requires, to include references to Incremental Loans made pursuant to this Agreement.  Borrowers shall have no obligation to offer to existing Lenders the opportunity to subscribe to the Incremental Facility, and no existing Lender will have an obligation to make an Incremental Loan unless and until it expressly commits to do so in writing.  Borrowers shall have the right to cause the Incremental Loans to be made by a new Lender identified by Borrowers that is an Eligible Assignee and is reasonably acceptable to Agent, provided that any such new Lender shall be required to comply with Section 13.3.  Incremental Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to (y) an amendment (each, an “Incremental Loan Amendment”) to this Agreement executed by the Borrowers, each Lender or other financial institution approved by the Agent (which approval shall not be unreasonably withheld) agreeing to provide such Incremental Commitment (and no other Lender shall be required to execute such amendment) and the Agent, and (z) any amendments to the other Loan Documents (executed by the relevant Obligor and Agent only) as the Agent shall reasonably deem appropriate to effect such purpose.  Notwithstanding anything to the contrary contained herein, the effectiveness of such Incremental Loan Amendment shall be subject to the satisfaction of the conditions set forth in Sections 6.2(a), (b) and (c), unless waived by Agent.

2.2.         Reserved.

2.3.         Letter of Credit Facility.

2.3.1.                     Issuance of Letters of Credit.  Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)                                  Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any funding risk associated with the Defaulting Lender.  If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement.  Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)                                 Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing.  The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c)                                  Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority.  The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.  Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)                                 In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form reasonably believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2.                     Reimbursement; Participations.

(a)                                  If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same Business Day if Borrower Agent shall have received written or telephonic notice of such drawing prior to 12:00 noon (Boston local time) on such date and otherwise on the Business Day immediately following the date on which such request for payment is honored (such date “Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers.  The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary.  Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)                                 Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit.  If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment.  Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)                                  The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations.  Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents.  Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor.  Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)                                 No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct.  Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3.                     Cash Collateral.  If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Excess Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the

Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations.  If Borrowers fail to provide any Cash Collateral as required in this Section 2.3.3, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

SECTION 3.	INTEREST, FEES AND CHARGES

3.1.	Interest.

3.1.1.                     Rates and Payment of Interest.

(a)                                  The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.  Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers.  If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b)                                 During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if the Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment).  Each Borrower acknowledges that the cost and expense to the Required Lenders due to any such Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and the Required Lenders for such additional cost and expense.

(c)                                  Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.                     Application of LIBOR to Outstanding Loans.

(a)                                  Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan.  During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b)                                 Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. (Boston local time) at least one (1) Business Day before the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3.       Interest Periods.  In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days; provided, however, that:

(a)           the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b)           if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)           no Interest Period shall extend beyond the Termination Date.

3.1.4.       Interest Rate Not Ascertainable.  If Agent shall determine in its Credit Judgment that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrowers of such determination.  Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2.         Fees.

3.2.1.       Unused Line Fee.  Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.25% per annum times the amount by which the Commitments exceed the average daily balance of Loans and stated amount of Letters of Credit during any month.  Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2.       LC Facility Fees.  Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3.       Closing and Arrangement Fees.  Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, (a) a closing fee of $300,000, and (b) an arrangement fee of $150,000, which shall be paid concurrently with the funding of the initial Loans hereunder.

3.2.4.       Agent Fees.  In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Borrowers shall pay to Agent, for its own account, the fees described in the Fee Letter.

3.3.         Computation of Interest, Fees, Yield Protection.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4.         Reimbursement Obligations.  Borrowers shall reimburse Agent for all Extraordinary Expenses.  Borrowers shall also reimburse Agent for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party.  All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction.  If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.  All amounts payable by Borrowers under this Section shall be due on demand.

3.5.         Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans.  Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.         Inability to Determine Rates.  If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender.  Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7.         Increased Costs; Capital Adequacy.

3.7.1.       Change in Law.  If any Change in Law shall:

(a)           impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b)           subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c)           impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2.       Capital Adequacy.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3.       Compensation.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than six months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.         Mitigation.  If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it.

Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9.         Funding Losses.  If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds.  Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10.       Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers.  In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.         LOAN ADMINISTRATION

4.1.         Manner of Borrowing and Funding Loans.

4.1.1.       Notice of Borrowing.

(a)           Whenever Borrowers desire funding of a Borrowing of Loans, Borrower Agent shall give Agent a Notice of Borrowing.  Such notice must be received by Agent no later than 11:00 a.m. (Boston local time) (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least one Business Day prior to the requested funding date, in the case of LIBOR Loans.  Notices received after 11:00 a.m. (Boston local time) shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b)           Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations.  The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation.  In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)           If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for

Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment.  The proceeds of such Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2.       Fundings by Lenders.  Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder.  Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon (Boston local time) on the proposed funding date for Base Rate Loans or by 3:00 p.m. (Boston local time) at least one Business Days before any proposed funding of LIBOR Loans.  Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. (Boston local time) on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. (Boston local time) on the next Business Day.  Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans as directed by Borrower Agent.  Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers.  If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.

4.1.3.       Swingline Loans; Settlement.

(a)           Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $10,000,000 unless the funding is specifically required to be made by all Lenders hereunder.  Each Swingline Loan shall constitute a Loan for all purposes, except that payments thereon shall be made to Agent for its own account.  The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b)           To facilitate administration of the Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week.  On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders.  Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary.  Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.  If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4.       Notices.  Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions.  Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern.  Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2.         Defaulting Lender.  Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement.  The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.  Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3.         Number and Amount of LIBOR Loans; Determination of Rate.  Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, plus any increment of $500,000 in excess thereof.  No more than five (5) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.  Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4.         Borrower Agent.  Each Borrower hereby designates Parent (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender.  Borrower Agent hereby accepts such appointment.  Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower.  Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5.         One Obligation.  The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6.         Effect of Termination.  On the effective date of any termination of the Commitments, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services) upon ninety (90) days prior written notice to Borrower Agent.  All undertakings of Borrowers and the other Obligors contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations.  Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages.  Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5.         PAYMENTS

5.1.         General Payment Provisions.  All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon (Boston local time) on the due date.  Any payment after such time shall be deemed made on the next Business Day.  Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2.         Repayment of Loans.  Loans shall be due and payable in full on the Termination Date, unless payment is sooner required hereunder.  Loans may be prepaid from time to time, without penalty or premium.  If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Loans.  Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of Loans to the Borrowing Base.

5.3.         Reserved.

5.4.         Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.         Marshaling; Payments Set Aside.  None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6.         Post-Default Allocation of Payments.

5.6.1.       Allocation.  Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)           first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)           second, to all amounts owing to Agent on Swingline Loans;

(c)           third, to all amounts owing to Issuing Bank on LC Obligations;

(d)           fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e)           fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f)            sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g)           seventh, to all other Obligations, other than Bank Product Debt and Lease Debt;

(h)           eighth, to Bank Product Debt; and

(i)            last, to Lease Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.  Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due.  Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party.  In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.  The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor.  This Section is not for the benefit of or enforceable by any Borrower.

5.6.2.       Erroneous Application.  Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7.         Application of Payments.  The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Cash Trigger Period.  If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.  Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.8.         Loan Account; Account Stated.

5.8.1.       Loan Account.  Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time.  Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder.  Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2.       Entries Binding.  Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9.         Taxes.

5.9.1.       Payments Free of Taxes.  Unless otherwise required by Applicable Law, all payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes.  If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority.  If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made.  Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2.       Payment.  Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto.  A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error.  As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

5.10.       Lender Tax Information.

5.10.1.     Status of Lenders.  Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2.     Documentation.

(a)   If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements.  If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the

United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

(b)   If a payment made to any Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Agent (i) a certification signed by the chief financial officer, principal accounting officer,  treasurer or controller of such Lender and (2) other documentation reasonably requested by Agent sufficient for Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements to the extent required to obtain the maximum available exemption from any United States federal withholding Tax that is available to payments received by or on behalf of such Lender.

5.10.3.     Lender Obligations.  Each Lender and Issuing Bank shall promptly notify Borrowers and Agent of any change in circumstances that would change any claimed Tax exemption or reduction.  Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section.  Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.11.       Nature and Extent of Each Borrower’s Liability.

5.11.1.     Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2.     Waivers.

(a)           Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations.  It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)           Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3.     Extent of Liability; Contribution.

(a)           Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)           If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)           Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.4.     Joint Enterprise.  Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group.  Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage.  Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5.     Subordination.  Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6.         CONDITIONS PRECEDENT

6.1.         Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)           Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note.  Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)           Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Encumbrances.

(c)           Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.

(d)           Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of each Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) such Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) such Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e)           Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f)            Agent and Lenders shall have received a written opinion of Milbank, Tweed, Hadley & McCloy LLP, as well as any local counsel to the Obligors, in form and substance satisfactory to Agent.

(g)           Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.  Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(h)           Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with the Loan Documents.

(i)            Agent shall have completed its business, financial and legal due diligence of Obligors with results satisfactory to Agent.  No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2009, as determined by Agent in its discretion.

(j)            Borrowers shall have paid all fees and expenses required to be paid to Agent and Lenders on the Closing Date.

(k)           Agent shall have received a Borrowing Base Certificate prepared as of August 31, 2010.  Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by Borrowers of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Excess Availability shall be at least $50,000,000.

6.2.         Conditions Precedent to All Credit Extensions.  Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)           No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)           The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c)           No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;

(d)           With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied; and

(e)           In the case of a requested Borrowing of Loans the proceeds of which are to be used to purchase or carry any Margin Stock, the Borrower Agent shall deliver to Agent a certificate executed by a Senior Officer of Borrowers accompanying the relevant Notice of Borrowing setting forth in reasonable detail the basis upon which the Borrowers have made the representation set forth in the second sentence of Section 9.1.23 together with (if so requested by Agent) a duly completed Form U-1 or Form G-3 satisfactory to Agent in its Credit Judgment.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7.         COLLATERAL

7.1.         Grant of Security Interest.  To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located (but shall not include the Property excluded from the definition of Collateral):

(a)           all Accounts;

(b)           all Chattel Paper, including electronic chattel paper;

(c)           all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)           all Deposit Accounts;

(e)           all Documents;

(f)            all General Intangibles, including Intellectual Property;

(g)           all Goods, including Inventory, Equipment and fixtures;

(h)           all Instruments;

(i)            all Investment Property;

(j)            all Letter-of-Credit Rights;

(k)           all Supporting Obligations;

(l)            all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)          all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n)           all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

7.2.         Lien on Deposit Accounts; Cash Collateral.

7.2.1.       Deposit Accounts.  To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.  Each Borrower hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any such Deposit Account maintained by such Borrower, without inquiry into the authority or right of Agent to make such request.

7.2.2.       Cash Collateral.  Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss.  Each Borrower hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere.  Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable.  Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent.  No Borrower or other Person claiming through or on behalf of any Borrower shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3.         Negative Pledge.  Each Borrower covenants that, until Full Payment of the Obligations, such Borrower shall not, and shall not permit its Subsidiaries to, without the consent of Agent:

(a)           except as set forth in Schedule 7.3, directly or indirectly, sell, assign, exchange, convey, lease, sublease, pledge, subordinate, alienate, hypothecate, gift, devise or otherwise transfer or grant any option with respect to any real Property owned by such Borrower or its Subsidiaries (other than Steinway Hall), whether voluntarily or by operation of law; or

(b)           directly or indirectly, create or suffer to exist any mortgage, deed of trust, lien, security interest or other charge or encumbrance against, in or with respect to any real Property owned by such Borrower or its Subsidiaries (other than Steinway Hall), whether voluntarily or by operation of law, except for Permitted Encumbrances.

7.4.         Other Collateral.

7.4.1.       Commercial Tort Claims.  Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $1,000,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (for the benefit of Secured Parties).

7.4.2.       Certain After-Acquired Collateral.  Borrowers shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights (other than, as long as no Default or Event of Default exists, such Collateral with a value of less than $1,000,000) and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including using its commercially reasonable efforts to obtain any appropriate possession, Deposit Account Control Agreement or Lien Waiver.  If any Collateral (other than, as long as no Default or Event of Default exists, such Collateral with a value of less than $1,000,000) is in the possession of a third party, at Agent’s request, Borrowers shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5.         No Assumption of Liability.  The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral.

7.6.         Further Assurances.  Promptly upon request, Borrowers shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Without limiting the foregoing, at the request of Agent the Borrowers shall deliver, or cause to be delivered, to Agent all Dealer Notes (other than, as long as no Default or Event of Default exists, Dealer Notes with an outstanding principal balance of less than $500,000 in the aggregate), which Dealer Notes shall be in a suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance sufficient to effectively pledge such Dealer Notes to Agent in accordance with the terms hereof.  Each Borrower authorizes Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8.         COLLATERAL ADMINISTRATION

8.1.         Borrowing Base Certificates.  By the 20th day of each month, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request.  All calculations of Excess Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2.         Administration of Accounts.

8.2.1.       Records and Schedules of Accounts.  Each Borrower shall, and shall cause its Subsidiaries to, keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request.  Each Borrower shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.  If Accounts in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2.       Taxes.  If an Account of any Borrower or Subsidiary thereof includes a charge for any Taxes (other than Taxes to the extent being Properly Contested), Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower or Subsidiary and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or its Subsidiaries or with respect to any Collateral.

8.2.3.       Account Verification.  Whether or not a Default or Event of Default exists, Agent shall have the right at any time during regular business hours, in the name of Agent, any designee of Agent or any Borrower or Subsidiary thereof, to verify the validity, amount or any other matter relating to any Accounts of Borrowers or such Subsidiaries by mail, telephone or otherwise; provided that so long as no Event of Default has occurred and is continuing, no more than one (1) such verification process shall be paid for by the Borrowers or any other Obligor during any twelve (12) month period.  Borrowers shall, and shall cause their Subsidiaries to, cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.       Maintenance of Dominion Account.  Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent in its Credit Judgment.  Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Cash Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges.  If a Dominion Account is not maintained with Bank of America, Agent may, during any Cash Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America.  Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.       Proceeds of Collateral.  Borrowers shall, and shall cause their Subsidiaries to, request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  If any Borrower or Subsidiary thereof receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Deposit Account subject a Deposit Account Control Agreement.

8.3.         Administration of Inventory.

8.3.1.       Records and Reports of Inventory.  Each Borrower shall, and shall cause its Subsidiaries to, keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request.  Each Borrower shall, and shall cause its Subsidiaries to, conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default has occurred and is continuing) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request.  Agent may participate in and observe each physical count at its own cost and expense (provided, that such cost and expense shall be paid by Borrowers if an Event of Default exists).

8.3.2.       Returns of Inventory.  No Borrower or Subsidiary thereof shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $500,000; and (d) any payment received by such Borrower or Subsidiary for a return is promptly remitted to Agent for application to the Obligations.

8.3.3.       Acquisition, Sale and Maintenance.  Each Borrower shall, and shall cause its Subsidiaries to, take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.  Any Inventory acquired or accepted by any Borrower or Subsidiary thereof on consignment or approval shall be properly identified on its books and records and segregated from the Inventory of such Borrower or Subsidiary.  Each Borrower shall, and shall cause its Subsidiaries to, use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4.         Administration of Equipment.

8.4.1.       Records and Schedules of Equipment.  Each Borrower shall, and shall cause its Subsidiaries to, keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form reasonably satisfactory to Agent.  Promptly upon request, Borrowers shall, and shall cause its Subsidiaries to, deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2.       Dispositions of Equipment.  No Borrower shall, and shall cause its Subsidiaries not to, sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens (other than purchase money Liens and Liens in favor of the Secured Parties).

8.4.3.       Condition of Equipment.  The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted.  Each Borrower shall, and shall cause its Subsidiaries to, ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.

8.5.         Administration of Deposit Accounts.  Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts.  Within 180 days of the Closing Date, each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than (a) any Excluded Account and (b) any individual account containing not more than $100,000 at any time; provided that at no time shall the Obligors maintain accounts containing in excess of $2,500,000 in the aggregate at any time that are not subject to the control of Agent) and, in connection therewith, shall cause each depository bank for each such Deposit Account to execute a Deposit Account Control Agreement in form and substance satisfactory to Agent.  Obligors shall be the sole account holders of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein.  Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6.         General Provisions.

8.6.1.       Location of Collateral.  All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by the Obligors at the business locations set forth in Schedule 8.6.1, except that the Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon thirty (30) Business Days prior written notice to Agent.

8.6.2.       Insurance of Collateral; Condemnation Proceeds.

(a)           Each Borrower shall maintain or cause to be maintained insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent)

satisfactory to Agent.  All proceeds under each policy shall be payable to Agent.  From time to time upon request, Borrowers shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor.  Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)           Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent.  Any such proceeds or awards that relate to Inventory shall be applied to payment of the Loans, and then to any other Obligations outstanding.  Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to the Loans and then to other Obligations.

(c)           If requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Encumbrances that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $500,000.

8.6.3.       Protection of Collateral.  Upon the occurrence and during the continuation of an Event of Default, all expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4.       Defense of Title to Collateral.  Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Encumbrances.

8.7.         Power of Attorney.  Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a)           Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)           During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9.         REPRESENTATIONS AND WARRANTIES

9.1.         General Representations and Warranties.  To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower represents and warrants that:

9.1.1.       Organization and Qualification.  Each Borrower and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Borrower and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2.       Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Encumbrances) on any Property of any Obligor.

9.1.3.       Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4.       Capital Structure; Debt.

(a)           Schedule 9.1.4 shows, for each Borrower and Subsidiary Guarantor, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests.  Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, no Borrower or Subsidiary Guarantor has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.  Each Borrower has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable.  There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Borrower or Subsidiary.

(b)           As of the Closing Date, the aggregate accounts payable and/or accrued expenses of each Borrower and Subsidiary are not materially different from the aggregate accounts payable and/or accrued expenses set forth on the interim balance sheet of each Borrower and Subsidiary, dated August 31, 2010, supplied to the Agent and the Lenders. Without limiting the foregoing, (a) in the case of Conn-Selmer, as of the Closing Date the only Debt which may become due from Conn-Selmer (as well as from any other Obligor) to a Dealer Note Purchase Party or its assignees shall arise under or in connection with the Dealer Note Purchase Agreement; and (b) in the case of Parent, as of the Closing Date the only Debt due or which may become due from Parent (as well as from any other Obligor) to the holders of the Senior Notes are evidenced by the Senior Notes in an aggregate principal amount of $175,000,000, which are in substantially the form heretofore provided to the Agent. Except for the Debt referred to in subsections (a) and (b) immediately set forth above, Debt of any Obligor to any other Obligor, refinancings permitted pursuant to the terms of this Agreement, the capital expenditures, Capital Leases and purchase money obligations permitted under Section 10.2.1 of this Agreement and the Obligations to the Lenders arising from time to time under this Agreement, no Obligor has or shall have during the term of this Agreement, any long term Debt with a maturity of one year or more.

9.1.5.       Title to Properties; Priority of Liens.  Each Borrower and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Encumbrances.  Each Borrower and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Encumbrances.  All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Encumbrances that are expressly allowed to have priority over Agent’s Liens.

9.1.6.       Accounts.  Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto.  Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)           it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)           it arises out of a completed, bona fide sale and delivery of goods in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)           it is for a sum certain, maturing as stated in the invoice covering such sale, a copy of which has been furnished or is available to Agent on request;

(d)           it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)           no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower or Subsidiary Guarantor is the sole payee or remittance party shown on the invoice;

(f)            no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary

Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)           to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s or Subsidiary Guarantor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7.       Financial Statements.  The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Parent and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Since December 31, 2009, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  Each Borrower and Subsidiary is Solvent.

9.1.8.       Surety Obligations.  No Borrower or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9.       Taxes.  Each Borrower and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes and for its current Fiscal Year.

9.1.10.     Brokers.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11.     Intellectual Property. Each Borrower and Subsidiary owns or has the lawful right to use all material Intellectual Property necessary for the conduct of its business, without conflict with any rights of others.  There is no pending or, to any Borrower’s knowledge, threatened Intellectual Property Claim with respect to any Borrower, any Subsidiary or any of their Property (including any Intellectual Property).  Except as disclosed on Schedule 9.1.11, no Obligor pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property.  All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor is shown on Schedule 9.1.11.

9.1.12.     Governmental Approvals.  Each Borrower and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Borrowers and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13.               Compliance with Laws.  Each Borrower and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  There have been no citations, notices or orders of material noncompliance issued to any Borrower or Subsidiary under any Applicable Law.  No Inventory has been produced in violation of the FLSA.

9.1.14.               Compliance with Environmental Laws.  Except as disclosed on Schedule 9.1.14, no Borrower’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up, except for any such environmental remediation that would not reasonably be expected to have a Material Adverse Effect.  No Borrower or Subsidiary has received any material Environmental Notice, except for any Environmental Notice that has been fully resolved without any further liability or obligation to a Borrower or a Subsidiary.  To the knowledge of Borrowers, no Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it, except for any such contingent liability that would not reasonably be expected to have a Material Adverse Effect.

9.1.15.               Burdensome Contracts.  No Borrower or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.  No Borrower or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15.  No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16.               Litigation.  Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened against any Borrower or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect  Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000).  No Borrower or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17.               No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Borrower or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money.  There is no basis upon which any party (other than a Borrower or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.18.               ERISA.  Except as disclosed on Schedule 9.1.18:

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)                                 There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) the Obligors and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iv) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined by Section 430(d)(2) of the Code) is sixty percent (60%) or higher, and neither the Obligors nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (v) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (vi) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (vi) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)                                 With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19.               Trade Relations.  There exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary.  There exists no condition or circumstance that could reasonably be expected to impair the ability of any Borrower or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20.               Labor Relations.  Except as described on Schedule 9.1.20, no Borrower or Subsidiary Guarantor is party to or bound by any collective bargaining agreement, management agreement or consulting agreement.  Except as would not reasonably be expected to constitute a Material Adverse Effect, there are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21.               Payable Practices.  No Borrower or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22.               Not a Regulated Entity.  No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23.               Margin Stock.  No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  The making of the Loans and the use of proceeds thereof will comply with the provisions of Regulations U or X issued by the Board of Governors.

9.1.24.               Securities Laws.  The execution and delivery of this Agreement and the other Loan Documents to which any Obligor is a party by it will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto.

9.2.                            Complete Disclosure.  No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.  There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.                     COVENANTS AND CONTINUING AGREEMENTS

10.1.                     Affirmative Covenants.  As long as any Commitments or Obligations are outstanding, each Borrower shall, and with respect to this Section 10.1, shall cause each other Obligor to:

10.1.1.               Inspections; Appraisals.

(a)                                  Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense; provided, however, the Agent will not conduct more than one such inspection, audit or examination per Fiscal Year so long as (i) no Default or Event of Default has occurred and is continuing and (ii) no Loans or Letters of Credit are outstanding or have been outstanding during the prior twelve (12) month period.  Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower.  Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b)                                 Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, no more than one time per Fiscal Year; provided, however, that there shall be no reimbursement if such inspection occurs when (i) no Default or Event of Default has occurred and is continuing and (ii) no Loans or Letters of Credit are outstanding or have been outstanding during the prior twelve (12) month period; and (ii) appraisals of Inventory up to one time per Fiscal Year; provided, however, that if an examination or appraisal of Inventory, Equipment or Real Estate is initiated during a Trigger Period, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group.  This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, or to use third parties for such purposes.

10.1.2.               Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)                                  as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Parent and its Subsidiaries, which consolidated statements shall be audited (and reported on without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b)                                 as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in each of the first three Fiscal Quarters in a Fiscal Year and within 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)                                  concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Borrower Agent;

(d)                                 concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e)                                  not later than 90 days after the beginning of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, cash flow and Excess Availability for such Fiscal Year, month by month;

(f)                                    at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(g)                                 promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(h)                                 promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i)                                     such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business;

(j)                                     by no later than the last Business Day of each month, a report listing the amount of outstanding Dealer Notes purchased by a Dealer Note Purchase Party, if applicable, during such month; and

(k)                                  as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor which is not a direct or indirect Subsidiary of Parent, in form and substance reasonably satisfactory to Agent.

10.1.3.               Notices.

(a)                                  Notify Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract (including any Dealer Notes, any Dealer Note Purchase Agreement, GE Guarantees, and the Senior Notes Documents); (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $350,000; (f) the assertion of any Intellectual Property Claim, which could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), which could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor where such Environmental Release would reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) any opening of a new office or place of business, at least 30 days prior to such opening; or (l) any investigation or possible investigation or other inquiry by the Securities and Exchange Commission (or comparable agency in any applicable non-U.S. jurisdiction) regarding the financial or other operational results of any Obligor or any Subsidiary thereof.

(b)                                 Borrowers shall, at their option, provide Agent with proposed revised schedules to this Agreement at any time there shall be a material change in the information disclosed on Schedule 8.5 (Deposit Accounts), Schedule 8.6.1 (Business Locations), Schedule 9.1.4 (Names and Capital Structure), Schedule 9.1.11 (Patents, Trademarks, Copyrights and Licenses), Schedule 9.1.16 (Litigation), Schedule 9.1.18 (Pension Plans), or Schedule 9.1.20 (Labor Contracts).  If such proposed revised schedules are acceptable to Agent in its Credit Judgment in all respects and do not arise out of events or conditions prohibited by this Agreement or the other Loan Documents, Agent will distribute the same to each Lender, whereupon such schedules shall replace the applicable existing schedules and this Agreement shall be automatically modified accordingly without any further action by Borrowers, Agent or Lenders.

10.1.4.               Landlord and Storage Agreements.  Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5.               Compliance with Laws.  Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and, to the extent required by Environmental Laws, all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to the extent required for compliance with Environmental Laws to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.               Taxes.  Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.               Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Borrowers and

Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $15,000,000, with deductibles and subject to an Insurance Assignment satisfactory to Agent.

10.1.8.               Licenses.  Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License.

10.1.9.               Future Subsidiaries.  Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary or an “Unrestricted Subsidiary” (as such term is defined in the Senior Notes Indenture), which under the terms of the Senior Notes Indenture is required to become a “Guarantor” thereunder, and such Person has assets or liabilities or both in excess of $500,000, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.

10.1.10.         Senior Notes.  On or before January 1, 2014, refinance, or cause to be refinanced, the Senior Notes in accordance with the terms of this Agreement (which refinancing may include repayment of the Senior Notes to the extent permitted by the terms of this Agreement); provided, that this covenant shall be deemed satisfied in the event the sum of the amount of unrestricted cash of the Obligors plus Excess Availability, in each case as of January 1, 2014, is equal to or greater than the amount necessary to refinance the Senior Notes in accordance with the terms of this Agreement.  Notwithstanding any other provision of this Agreement or any of the Loan Documents, the Obligors shall have the unconditional right to refinance any or all of the Senior Notes or any obligations under the Senior Notes Documents, and to incur Senior Notes Refinancing Debt, and to take all actions incident thereto, provided that, to the extent applicable, all such actions are consistent with and not in violation of (a) the requirements for refinancing the Senior Notes as specified in the definition of “Senior Notes” and (b) the requirements specified in the definition of “Senior Notes Refinancing Debt”.

10.2.                     Negative Covenants.  As long as any Commitments or Obligations are outstanding, each Borrower shall not, and shall cause each other Obligor not to:

10.2.1.               Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt , except:

(a)                                  the Obligations;

(b)                                 Subordinated Debt;

(c)                                  Debt owed to a Dealer Note Purchase Party pursuant to the Dealer Note Purchase Agreement in a maximum amount outstanding not to exceed $15,000,000;

(d)                                 Borrowed Money (other than the Obligations), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the Loans;

(e)                                  Bank Product Debt;

(f)                                    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by Parent or a Subsidiary thereof, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $1,000,000 in the aggregate at any time;

(g)                                 Permitted Contingent Obligations (provided that in no event shall an Obligor become liable for a Contingent Obligation in respect of a Non-Guarantor Subsidiary);

(h)                                 Purchase Money Debt secured only by a Purchase Money Lien in an aggregate amount not to exceed $1,000,000 at any time;

(i)                                     the Senior Notes and the Senior Notes Refinancing Debt;

(j)                                     Refinancing Debt as long as each Refinancing Condition is satisfied; and

(k)                                  Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $1,500,000 in the aggregate at any time.

10.2.2.               Limitation on Liens.  Create or suffer to exist any Liens or claims upon or against any of its Property or assets now owned or hereafter acquired, except Permitted Encumbrances.

10.2.3.               Reserved.

10.2.4.               Distributions; Upstream Payments.  At any time that the Permitted Distribution Conditions are not satisfied, declare or make any Distributions, except Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5.               Restricted Investments.  Make any Restricted Investment other than Permitted Acquisitions and Permitted Investments.

10.2.6.               Disposition of Assets.  Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by any Obligor to any other Obligor.

10.2.7.               Loans.  Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) Steinway Dealer Loans in an aggregate amount not to exceed $15,000,000 for all Steinway dealers; (e) Permitted Investments; and (f) as long as no Event of Default exists, intercompany loans by an Obligor to another Obligor or by an Obligor to a Non-Guarantor Subsidiary.

10.2.8.               Restrictions on Payment of Certain Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations, but including Debt under the Senior Notes) prior to its due date under the agreements evidencing such Debt as in effect from time to time, provided that payments in respect of the foregoing shall be permitted if the Permitted Distribution Conditions have been met.

10.2.9.               Fundamental Changes.  Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.

10.2.10.         Subsidiaries.  Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

10.2.11.         Organic Documents.  Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, other than modifications to the Organic Documents of Parent that could not reasonably be expected to have an adverse effect on the interests of the Lenders.

10.2.12.         Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than the Obligors and Subsidiaries thereof.

10.2.13.         Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.         Restrictive Agreements.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

10.2.15.         Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes and except for Permitted Investments.

10.2.16.         Conduct of Business.  Engage in any business, other than (a) its business as conducted on the Closing Date and any activities incidental thereto and (b) in connection with any Permitted Acquisitions and Permitted Investments.

10.2.17.         Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates, as shown on Schedule 10.2.17; and (f) transactions with Affiliates, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.18.         Plans.  Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19.         Amendments to Subordinated Debt.  Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) amends the subordination provisions of any such document, instrument or agreement or (g) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders.

10.2.20.         Amendments to Senior Notes.  Amend, supplement or otherwise modify the Senior Note Indenture in any manner that (a) is inconsistent with other provisions of this Agreement (including, without limitation, the requirements for refinancing the Senior Notes as specified in the definition of “Senior Notes”) or (b) results in the Obligations not constituting permitted Debt under Section 4.7 (c) of the Senior Note Indenture.

10.3.                     Fixed Charge Coverage Ratio.  During any Covenant Trigger Period, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.1 to 1.0.

SECTION 11.                     EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.                     Events of Default.  Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)                                  A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)                                 Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)                                  A Borrower breaches or fail to perform any covenant contained in Section 7.3, 7.6, 8.2.4, 8.2.5, 8.6.2, 10.1.1(a), 10.2, or 10.3;

(d)                                 An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days (or, solely with respect to the covenants contained in Section 10.1.2, within 15 days) after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e)                                  A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)                                    Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $1,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)                                 Any final non-appealable judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $1,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer) unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise, and such Obligor shall have not made payment in satisfaction of such judgment or order within thirty (30) days from the date of entry of such judgment or order;

(h)                                 A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $10,000,000;

(i)                                     An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j)                                     An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and:  the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k)                                  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in excess of $2,000,000 in the aggregate; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l)                                     Any event of default occurs under any GE Guarantees or the Senior Notes Documents, which event of default has not been cured during any applicable grace period;

(m)                               An Obligor or any of its Senior Officers is criminally convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) which, in either case, could lead to forfeiture of any material Property or any Collateral; or

(n)                                 A Change of Control occurs; or

(o)                                 Any event occurs or condition exists that has a Material Adverse Effect.

11.2.                     Remedies upon Default.  If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)                                  declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)                                 terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)                                  require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)                                 exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable.  Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable.  Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3.                     License.  At any time during an Event of Default, Agent shall be granted, automatically and without further action on the part of Borrowers or Agent, an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  Each Borrower’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4.                     Setoff.  At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.                     Remedies Cumulative; No Waiver.

11.5.1.               Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Borrowers under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.               Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Borrowers with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  It is expressly acknowledged by Borrowers that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.                     AGENT

12.1.                     Appointment, Authority and Duties of Agent.

12.1.1.               Appointment and Authority.  Each Lender appoints and designates Bank of America as Agent hereunder.  Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders.  Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise.  The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.  Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, and to exercise its Credit Judgment in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2.               Duties.  Agent shall not have any duties except those expressly set forth in the Loan Documents.  The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3.               Agent Professionals.  Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.               Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law.  Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act.  Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required to the extent described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the

Commitments of all Lenders.  In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2.                     Agreements Regarding Collateral and Field Examination Reports.

12.2.1.               Lien Releases; Care of Collateral.  Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders.  Lenders authorize Agent to subordinate its Liens to any Purchase Money Lien permitted hereunder.  Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.               Possession of Collateral.  Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control.  If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3.               Reports.  Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”).  Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations; provided that, so long as no Event of Default then exists, the Borrowers shall be entitled to receive copies of any Reports relating solely to appraisals if the expense of producing such Reports is borne in full by the Obligors.  Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.3.                     Reliance By Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4.                     Action Upon Default.  Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.  Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5.                     Ratable Sharing.  If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  No Lender shall set off against any Dominion Account without the prior consent of Agent.

12.6.                     Indemnification of Agent Indemnitees.  EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT).  In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders.  If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7.                     Limitation on Responsibilities of Agent.  Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents.  Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.                     Successor Agent and Co-Agents.

12.8.1.               Resignation; Successor Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers.  Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers.  If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders.  Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2.  Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent.  Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2.               Separate Collateral Agent.  It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction.  If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent.  If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent.  Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent.  Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent.  If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.                     Due Diligence and Non-Reliance.  Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary.  Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10.              Replacement of Certain Lenders; Administrative Agent.

12.10.1.                         Replacement of Certain Lenders.  If a Lender (a) is a Defaulting Lender, or (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 180 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Assumption(s) and within 20 days after Agent’s notice.  Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Lender fails to execute same.  Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

12.10.2.                         Replacement of Agent.  Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Agent (a) is the subject of an Insolvency Proceeding, (b) has failed in its capacity as a Lender, to make loans to any Borrower as required hereunder, and such failure is not cured within one Business Day, or (c) has failed, in its capacity as Agent, to give effect to and implement any amendment, waiver or action for which consent of Required Lenders was required and Required Lenders (other than Agent, in its capacity as a Lender) consented, then the Required Lenders may by notice to the Borrowers and such Person remove such Person as Agent and, in consultation with the Borrowers, appoint a replacement Agent in accordance with Section 12.8.1.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Agent is appointed and (ii) the date 30 days after the giving of such notice by the Required Lenders (regardless of whether a replacement Agent has been appointed).

12.11.              Remittance of Payments and Collections.

12.11.1.                         Remittances Generally.  All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. (Boston local time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (Boston local time) on such day, and if request is made after 11:00 a.m. (Boston local time), then payment shall be made by 11:00 a.m. (Boston local time) on the next Business Day.  Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2.                         Failure to Pay.  If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation.  In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.11.3.                         Recovery of Payments.  If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it.  If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender.  If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12.              Agent in its Individual Capacity.  As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender.  Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders.  In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13.              Agent Titles.  Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14.              No Third Party Beneficiaries.  This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations.  This Section 12 does not confer any rights or benefits upon Borrowers or any other Person.  As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13.                     BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1.                     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations hereunder without the prior written consent of the Agent and each Lender; and (b) no Lender shall have the right to assign its rights or delegate its obligations or otherwise transfer any of its rights or obligations hereunder except (i) by way of participation in accordance with Section 13.2, or (ii) to an assignee in accordance with the provisions of Section 13.3 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.                     Participations.

13.2.1.               Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2.               Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3.               Benefit of Set-Off.  Borrowers agree that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have a right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 13.4 as fully as if it were a Lender under this Agreement.

13.3.                     Assignments.

13.3.1.               Permitted Assignments.  A Lender may, at any time and from time to time, assign to an Eligible Assignee any of its rights and obligations under this Agreement and the other Loan Documents; provided, that (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 and integral multiples of $5,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $15,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the assigning Lender shall deliver to Agent, for its acceptance and recording in the Register, an Assignment and Assumption with appropriate completions executed by such Eligible Assignee, such assigning Lender (and in the case of an Eligible Assignee that is not then a Lender or an Affiliate thereof, by the Agent).  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2.               Effect; Effective Date.  Upon delivery to Agent of an Assignment and Assumption and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), (i) the assignment shall become effective as specified in the notice, if it complies with this Section 13.3 and (ii) the Agent shall record the information contained therein in the Register and give notice of such assumption and recordation to the Lenders and the Borrowers.  From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable.  The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3.               Register.  The Agent shall maintain at its address shown on the signature pages hereof a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Obligors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Obligors or any Lender at any reasonable time and from time to time upon reasonable prior notice.

SECTION 14.                     MISCELLANEOUS

14.1.                     Consents, Amendments and Waivers.

14.1.1.               Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders and each Obligor party to such Loan Document; provided, however, that

(a)                                  without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)                                 without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c)                                  without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and

(d)                                 without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Termination Date; (ii) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definition of Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, or increase total Commitments; (vi) release Collateral with a book value greater than $10,000,000 during any calendar year, except as currently contemplated by the Loan Documents; (vii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release; or (viii) waive any Event of Default under Section 11.1(n).

14.1.2.               Limitations.  The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves.  Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document.  Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3.               Payment for Consents.  No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2.                     Indemnity.  EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS (AS DEFINED HEREIN) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE, AS A RESULT OF, OR ARISING OUT OF, OR IN ANY WAY RELATED TO OR BY REASON OF, (A) THE EXECUTION, DELIVERY OR PERFORMANCE OF ANY LOAN DOCUMENT, (B) THE USE OF PROCEEDS OF THE LOANS, (C) THE GRANT OF ANY LIEN IN ANY PROPERTY OR ASSETS OF ANY OBLIGOR, (D) THE EXERCISE OF ANY INDEMNITEE’S RIGHTS AND REMEDIES (INCLUDING FORECLOSURE) UNDER ANY AGREEMENTS CREATING ANY SUCH LIEN, AND (E) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3.                     Notices and Communications.

14.3.1.               Notice Address.  Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Assumption), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3.  Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding anything to the contrary in this Section 14.3.1, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2.               Electronic Communications; Voice Mail.  Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4.  Agent and Lenders make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3.               Non-Conforming Communications.  Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication given by or on behalf of a Borrower.

14.4.                     Performance of Borrowers’ Obligations.  Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans.  Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.                     Credit Inquiries.  Each Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

14.6.       Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.       Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.       Counterparts.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9.       Entire Agreement.  Time is of the essence of the Loan Documents.  The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10.     Relationship with Lenders.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

14.11.     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and such Person; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates.  To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12.     Confidentiality.  Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers.  Notwithstanding the foregoing, Agent and Lenders, will not, without the written consent of Borrower Agent, publish or disseminate general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, or use Borrowers’ logos, trademarks or product photographs in advertising materials.  As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered.  Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information.  Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13.     Certifications Regarding Indentures.  Borrowers certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates the Senior Notes Indenture, including, without limitation, Section 4.7 thereof.  Borrowers further certify that the Commitments and Obligations constitute permitted indebtedness under Section 4.7(c) of the Senior Notes Indenture.  Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute permitted indebtedness under the Senior Notes Indenture at such time.

14.14.     GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15.     Consent to Forum.  EACH BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE COMMONWEALTH OF MASSACHUSETTS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH BORROWER IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.16.     Waivers by Borrowers.  To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or

Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Borrowers.  Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17.     Patriot Act Notice.  Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

CONN-SELMER, INC.

By:	/s/ Dennis M. Hanson
Name:	Dennis M. Hanson
Title:	Executive Vice President

Address:

600 Industrial Parkway
Elkhart, IN 46516
Attn: Mary Ann Erwin
Facsimile: (574) 295-5405

For purposes of notice, send a copy to:

800 South Street, Suite 305
Waltham, MA 02453
Attn: Dennis Hanson
Facsimile: (781) 894-9803

STEINWAY, INC.

By:	/s/ Dennis M. Hanson
Name:	Dennis M. Hanson
Title:	Executive Vice President

Address:

One Steinway Place
Long Island City, NY 11105
Attn: John DiSalvo
Facsimile: (718) 267-3345

For purposes of notice, send a copy to:

800 South Street, Suite 305
Waltham, MA 02453
Attn: Dennis Hanson
Facsimile: (781) 894-9803

[ SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT ]

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:	/s/ Christopher M. O’Halloran
Name: Christopher M. O’Halloran
Title: Senior Vice President

Address:

225 Franklin Street
MA1-225-02-05
Boston, MA 02110
Attn: Christopher M. O’Halloran
Facsimile: (312) 453-6319

HARRIS N.A.

By:	/s/ Michael Scolaro
Name: Michael Scolaro
Title: Managing Director

Address:
111 W. Monroe Street
20th Floor East
Chicago, IL 60603
Attn: Anjanette D. Winners
Facsimile: (312) 765-1641

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robert Storer
Name: Robert Storer
Title: Vice President

Address:

101 Federal Street, Suite 2020
Boston, MA 02110
Attn: Robert Storer
Facsimile: (617) 723-0647

[ SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT ]

EXHIBIT A

to

Loan and Security Agreement

NOTE

[Date]	$	[City, State of Governing Law]

CONN-SELMER, INC., a Delaware corporation, and STEINWAY, INC., a Delaware corporation (collectively, “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of                                                          (“Lender”), the principal sum of                                                          DOLLARS ($                      ), or such lesser amount as may be advanced by Lender as Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon.  Terms are used herein as defined in the Loan and Security Agreement dated as of                     , 20    , among Borrowers, Bank of America, N.A., as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement.  This Note is issued pursuant to and evidences Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers.  The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Loans and LC Obligations, and the payment thereof.  Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Note.  Each Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.  Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law.  If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement.  It is the intent hereof that Borrowers not pay or contract to pay, and that the holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

This Note shall be governed by the laws of The Commonwealth of Massachusetts, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Note is executed as of the date set forth above.

Attest:	CONN-SELMER, INC.

Secretary	By
Name:
[Seal]		Title:

Attest:	STEINWAY, INC.

Secretary	By
Name:
[Seal]		Title:

2

EXHIBIT B

to

Loan and Security Agreement

ASSIGNMENT AND ASSUMPTION

Reference is made to the Loan and Security Agreement dated as of               , 20    , as amended (“Loan Agreement”), among CONN-SELMER, INC. and STEINWAY, INC. (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders.  Terms are used herein as defined in the Loan Agreement.

(“Assignor”) and                                                                               (“Assignee”) agree as follows:

1.             Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $                 of Assignor’s outstanding Loans and $                       of Assignor’s participations in LC Obligations, and (b) the amount of $                     of Assignor’s Commitment (which represents         % of the total Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest.  This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable.  From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.             Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Commitment is $                     and, the outstanding balance of its Loans and participations in LC Obligations is $                    ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents.  [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3.             Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4.             This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5.             Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)                                 If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)                                 If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

2

IN WITNESS WHEREOF, this Assignment and Assumption is executed as of                           .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

3

EXHIBIT C

to

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Loan and Security Agreement dated as of               , 20    , as amended (“Loan Agreement”), among CONN-SELMER, INC. and STEINWAY, INC. (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Assumption dated as of                         , 20     (“Assignment Agreement”), between                                      (“Assignor”) and                                          (“Assignee”).  Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $                 of Assignor’s outstanding Loans and $                       of Assignor’s participations in LC Obligations, and (b) the amount of $                     of Assignor’s Commitment (which represents         % of the total Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest.  This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable.  Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Commitment to be reduced by $                  , and Assignee’s Commitment to be increased by $                  .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Assumption.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement.  Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of                           .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

[CONN-SELMER, INC.]

By
Title:

* No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A.,

as Agent

By
Title:

2